Exhibit 10.1
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
     This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made this 31st day of March, 2007 by and between (i) Mark R. Keller (the “Executive”) and (ii) Republic Property Trust, a Maryland real estate investment trust (the “Company”).
     WHEREAS, the Executive and the Company are parities to that certain Employment Agreement dated as of December 20, 2005 (the “Employment Agreement”), pursuant to which the Company employed the Executive on the terms and conditions set forth therein;
     WHEREAS, the Executive has requested that the Company amend the Employment Agreement to (i) align the Employment Agreement with the employment agreements of the other executive officers with respect to the severance payment calculated pursuant to Paragraph 4(c) of the Employment Agreement and (ii) provide the Executive with an excess life insurance policy;
     WHEREAS, on February 28, 2007, the Company’s Compensation Committee of the Board of Trustees agreed to amend the Employment Agreement on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and fully intending to be legally bound by the Amendment, the parties hereto agree as follows:
     1. Definitions; Preamble. Capitalized terms and phrases used herein without definition shall have the meanings assigned to such terms and phrases in the Employment Agreement. The Preamble hereto is hereby incorporated herein and, by this reference, made a substantive part hereof.
     2. Amendments to Employment Agreement. As of the date first written above, the Employment Agreement is hereby amended as follows:
“2. Compensation. Paragraph 2 is amended by adding the following new paragraph 2(f) at the end thereof:
(f) Additional Benefits. In addition to the benefits provided pursuant to this paragraph 2, the Company shall pay for life insurance coverage on Executive’s life with a minimum benefit of One Million Dollars ($1,000,000), provided that the Company is able to obtain a life insurance policy at reasonable rates, using commercially reasonable efforts that fully insures this minimum benefit to Executive.

4. Rights Upon Termination. Paragraph 4(c) is amended and restated as follows:
If the Executive’s employment terminates under circumstances described in paragraph 3(a) (relating to the Executive’s death), paragraph 3(b) (relating to the Executive’s Disability), paragraph 3(d) (Constructive Termination), paragraph 3(g) (termination by the Company for reasons other than for Cause, death or Disability), or due to non-renewal of the Agreement Term by the Company prior to Executive attaining age 62, or under the circumstances described in paragraph 3(h) (terminations after Change in Control), then, in addition to the amounts payable in accordance with paragraph 4(a), the Executive shall receive from the Company a lump sum cash payment, payable within 30 days of such termination, equal to (i) two and one-half (2-1/2) times the total of (A) and (B), where (A) is his Salary then in effect, and (B) is his Average Annual Bonus, where “Average Annual Bonus” shall mean the average bonus actually paid to the Executive with respect to the prior three (3) calendar years, or if greater, 100% of his Salary then in effect; and (ii) a pro-rata Bonus for the portion of the calendar year elapsed through the Date of Termination based on the amount set forth in clause (B) of this paragraph 4(c). During the 30-month period beginning on the Date of Termination of the Executive’s employment pursuant to paragraph 3(h), the Executive and his family members shall be entitled to continued participation in all medical, dental, disability, life insurance coverage and any other benefit plans and arrangements, in each case with benefits no less favorable in any material respect than the level of coverage and benefits applicable to them immediately prior to the Date of Termination, and the Company shall pay all premium amounts therefor. The 30 months of continued medical coverage at the Company’s expense shall run concurrently with the time period for which the Executive and his family members are entitled to continued medical coverage under the provisions of Section 4980B of the Code and Section 601 of ERISA, if applicable, or any similar state law continuation coverage requirements. The Executive’s restricted shares and other equity awards shall vest, and any stock options and stock appreciation rights shall be exercisable, after the Date of Termination, as set forth at paragraph 2(e)(iv)(A) or (B) hereof, as the case may be.”
     3. No Other Changes. Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Employment Agreement remain unaltered and in full force and effect. The Employment Agreement and this Amendment shall be read and construed as one agreement. The making of the amendments in this Amendment does not imply any obligation or agreement by the Company to make any other amendment, waiver, modification or consent as to any matter on any subsequent occasion.

     4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the District of Columbia, without regard to the principles of conflict of laws.
     5. Assignment. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective permitted successors and assigns.
     6. Counterparts. This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.
     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment as of the date first set forth above.

/s/ Mark. R. Keller
Name:	Mark R. Keller

REPUBLIC PROPERTY TRUST
By:	/s/ Gary R. Siegel
Name:	Gary R. Siegel
Title:	Chief Operating Officer and General Counsel